Exhibit 23.4

CONSENT OF INDEPENDENT ENGINEERS

As independent engineering consultants, Ryder Scott Company, LP hereby consents to the use and incorporation by reference of our report dated January 20, 2005 entitled “Southwest Royalties, Inc., Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests, SEC Parameters, as of December 31, 2004” and data extracted therefrom (and all references to our Firm), included in its Annual Report on Form 10-K for the year ended December 31, 2004, included in or made a part of this Registration Statement on Form S-4 and the related Prospectus to be filed on or about August 31, 2005 (the “Registration Statement”) and to the reference to our name under the heading “Experts” into the Registration Statement.

RYDER SCOTT COMPANY, LP

Houston, Texas

September 1, 2005